Exhibit 10
UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

UNITED STATES OF AMERICA,	:
	:	Crim. No.
Plaintiff,	:
:
:
v.	:
:
WILLBROS GROUP, INC., and	:	DEFERRED PROSECUTION
WILLBROS INTERNATIONAL, INC.,	:	AGREEMENT
:
Defendants.	:
:

     Defendants Willbros Group, Inc. (“WGI”) and its wholly-owned subsidiary, Willbros International, Inc. (“WII”), Panama corporations, by their undersigned attorneys, pursuant to authority granted by WGI’s Board of Directors, and the United States Department of Justice, Criminal Division, Fraud Section (the “Department of Justice” or “the Department”) enter into this Deferred Prosecution Agreement (“the Agreement”), which shall apply to WGI, WII, and all of the affiliates and subsidiaries under their direction and control. The terms and conditions of this Agreement are as follows:
Criminal Information and Acceptance of Responsibility
     1. WGI and WII accept and acknowledge that the United States will file a criminal Information in the United States District Court for the Southern District of Texas charging WGI and WII with conspiracy to commit offenses against the United

States, in violation of 18 U.S.C. § 371, that is, to violate the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, 15 U.S.C. §§ 78dd-1, et seq., and the books and records provisions of the FCPA, 15 U.S.C. §§ 78m(b)(2)(A), 78m(b)(5) and 78ff(a) (Count One); payment of bribes, in violation of the FCPA, 15 U.S.C. §§ 78dd-1 and 78dd-2 and 18 U.S.C. § 2 (Counts Two and Three); and falsification of books, records and accounts, in violation of 15 U.S.C. §§ 78m(b)(2)(A), 78m(b)(5) and 78ff(a) (Counts Four through Six). In so doing, WGI and WII knowingly waive their right to indictment on these charges, as well as all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code § 3161, Federal Rule of Criminal Procedure 48(b), and all applicable Local Rules of the United States District Court for the Southern District of Texas for the period during which this Agreement is in effect.

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     2. WGI and WII admit, accept and acknowledge that they are responsible for the acts of their officers, employees and agents, as set forth in the Statement of Facts attached hereto as “Attachment A,” and incorporated by reference into this Agreement, and that the facts described in Attachment A are true and accurate. Should the Department initiate the prosecution that is deferred by this Agreement, WGI and WII agree that they will neither contest the admissibility of, nor contradict, in any such proceeding, the Statement of Facts.
Term of the Agreement
     3. This Agreement is effective for a period beginning on the latest date on which any party signs it and ending three (3) years and seven (7) calendar days from that date (the “Term”).
     4. WGI and WII agree that, in the event that the Department determines, in its sole discretion, that WGI and/or WII has knowingly violated any provision of this Agreement, an extension or extensions of the term of the Agreement may be imposed by Department, in its sole discretion, for up to a total additional time period of one-year. Any extension of the Agreement extends all terms of this Agreement for an equivalent period. Conversely, in the event the Department finds, in its sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the Monitor, the term of the Agreement may be terminated early.

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Voluntary Cooperation
     5. WGI and WII represent that they have undertaken the following activities, among others, prior to entering into this Agreement:
          a. commenced a thorough internal investigation under the supervision of the Audit Committee within twenty-four hours notice of allegations of corporate tax fraud committed by employees and purported consultants working on behalf of WII’s Bolivian subsidiary;
          b. quickly expanded the scope of the internal investigation, which included extensive forensic analysis, into alleged misconduct in other international locations, primarily Nigeria and Ecuador, and promptly and voluntarily reported the results of the investigation to the Department and the Securities and Exchange Commission (“SEC”);
          c. severed their employment relationship with a senior international executive within ten days of receiving allegations of his involvement in the Bolivian tax scheme, and seized from him critical encrypted electronic evidence at the time of his severance;
          d. took prompt and appropriate disciplinary actions, without regard to rank, against eighteen additional employees;
          e. voluntarily agreed, as to the Department only, to a limited waiver

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of the attorney-client privilege with respect to certain specific subject matters important to the Department’s understanding of the internal investigation;
          f. promptly terminated commercial relationships with purported “consulting” companies based in Nigeria, which companies WGI and WII suspected of assisting in making improper payments to Nigerian government officials;
          g. promptly reported the misconduct of certain WII employees who, along with others, made additional improper payments in Nigeria after internal and governmental investigations had begun, which reporting was a substantial factor in causing the guilty pleas of two of the responsible individuals;
          h. upon conclusion of the internal investigation, continued to cooperate with the Department and SEC in their parallel investigations, which cooperation included making numerous current and former employees available for interviews and testimony in the United States and abroad, and responding promptly to requests for documentary evidence, much of which was located in remote international locations;
          i. expanded, enhanced and, where appropriate, centralized WGI’s worldwide legal, accounting and internal audit functions;
          j. issued an enhanced, stand-alone FCPA policy and conducted worldwide training upon implementation of that policy;

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          k. retained new senior management with substantial international experience and understanding of FCPA requirements;
          l. acknowledged responsibility for their misconduct; and
          m. delayed their pursuit of civil remedies against certain former employees so as not to prejudice the Department’s criminal investigation of those individuals.
     6. During the Term of this Agreement, WGI and WII agree to continue to cooperate fully with the Department, and any other authority or agency, domestic or foreign, designated by the Department investigating WGI, WII, or any of their present and former directors, officers, employees, agents, consultants, contractors and subcontractors, or any other party, in any and all matters relating to corrupt payments. WGI and WII agree that their continued cooperation shall include, but is not limited to, the following:
          a. WGI and WII shall truthfully disclose all information with respect to the activities of WGI and WII and their present and former subsidiaries and affiliates, and the directors, officers, employees, agents, consultants, contractors and subcontractors thereof, concerning all matters relating to corrupt payments, related false books and records, and inadequate internal controls about which WGI and WII have any knowledge or about which the Department may inquire. This obligation of

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truthful disclosure includes the obligation of WGI and WII to provide to the Department, upon request, any document, record or other tangible evidence relating to such corrupt payments, books and records, and internal controls about which the Department may inquire of WGI and WII, subject to the following limitations.
               i. The Department specifically reserves the right to request that WGI and WII provide the Department with access to information, documents, records, facilities and/or employees that may be subject to a claim of attorney-client privilege and/or the attorney work-product doctrine.
               ii. Upon written notice to the Department, WGI and WII specifically reserve the right to withhold access to information, documents, records, facilities and/or employees based upon an assertion of a valid claim of attorney-client privilege or application of the attorney work-product doctrine. Such notice shall include a general description of the nature of the information, documents, records, facilities and/or employees that are being withheld, as well as the basis for the claim.
               iii. In the event that WGI and WII withhold access to the information, documents, records, facilities and/or employees of WGI and WII, the Department may consider this fact in determining whether WGI and WII have fully cooperated with the Department.

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               iv. Except as provided in this Paragraph 6(a), WGI and WII shall not withhold from the Department any information, documents, records, facilities and/or employees on the basis of an attorney-client privilege or work product claim.
          b. Upon request of the Department, with respect to any issue relevant to its investigation of corrupt payments, related books and records and inadequate internal controls, WGI and WII shall designate knowledgeable employees, agents or attorneys to provide to the Department the information and materials described in Paragraph 6(a) above, on behalf of WGI and WII. It is further understood that WGI and WII must at all times provide complete, truthful and accurate information.
          c. With respect to any issue relevant to the Department’s investigation of corrupt payments, related books and records and inadequate internal controls, in connection with the operations of WGI and WII, or any of their present or former subsidiaries or affiliates, WGI and WII shall use their best efforts to make available for interviews or testimony, as requested by the Department, present or former directors, officers, employees, agents and consultants of WGI, WII and any of their present or former subsidiaries or affiliates, as well as the directors, officers, employees, agents and consultants of contractors and sub-contractors. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with federal law enforcement authorities. Cooperation under this paragraph will include identification of witnesses who, to the

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knowledge of WGI and WII, may have material information regarding the matters under investigation.
          d. With respect to any information, testimony, document, record or other tangible evidence provided to the Department pursuant to this Agreement, WGI and WII consent to any and all disclosures to other governmental authorities, whether United States authorities or those of a foreign government, of such materials as the Department, in its sole discretion, shall deem appropriate.
Payment of Criminal Penalty
     7. WGI and WII, jointly and severally, agree to pay a criminal penalty in the amount of $22,000,000, payable in four installments. The first installment of $10,000,000 shall be paid to the United States Treasury within ten (10) calendar days of the execution of this Agreement (“the Initial Payment Date”). The second and third installments, each in the amount of $4,000,000, shall be paid on or before the first and second anniversaries of the Initial Payment Date. The fourth installment of $4,000,000 shall be paid within the period that is after the third anniversary of the Initial Payment Date, and before the last business day of the Term. The $22,000,000 penalty is final and shall not be refunded (a) if the Department moves to dismiss the Information pursuant to this Agreement, or (b) should the Department later determine that WGI or WII has breached this Agreement and bring a prosecution against WGI,

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WII or both entities. Furthermore, nothing in this Agreement shall be deemed an agreement by the Department that the $22,000,000 amount is the maximum criminal fine that may be imposed in any such prosecution, and the Department is not precluded from arguing that the Court should impose a higher fine, although the Department agrees that under those circumstances it will recommend to the Court that the amount paid under this Agreement should be offset against any fine the Court imposes as part of a judgment.
     8. In the event that the Department, pursuant to paragraphs 16 through 18 below, determines that WGI or WII has breached this Agreement and the breaching entity fails to effect a cure (as provided in paragraph 20, if applicable), the entire amount of the criminal penalty, less amounts already paid (if any), shall be due and owing within ten (10) calendar days of receipt by WGI from the Department of written notice of breach.
Conditional Release from Criminal Liability
     9. In return for the full and truthful cooperation of WGI and WII, and compliance with the terms and conditions of this Agreement, the Department agrees not to use any information related to the conduct described in the attached Statement of Facts against WGI and WII in any criminal or civil case, except: (a) in a prosecution for perjury or obstruction of justice; (b) in a prosecution for making a

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false statement after the date of this Agreement; (c) in a prosecution or other proceeding relating to any crime of violence; or (d) in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code. In addition, the Department agrees, except as otherwise provided herein, that it will not bring any criminal or civil case against WGI or WII, or any subsidiary or affiliate of WGI and WII, related to the conduct of present and former directors, officers, employees, agents and consultants, as described in the attached Statement of Facts, or relating to information WGI or WII disclosed to the Department prior to the date on which this Agreement was signed, concerning their business affairs in Nigeria, Bolivia and Ecuador and related actions in the United States.
          a. This paragraph does not provide any protection against prosecution for any corrupt payments or false accounting, if any, made in the future by WGI and WII, or any of their directors, officers, employees, agents or consultants, irrespective of whether disclosed by WGI and WII, pursuant to the terms of this Agreement.
          b. This paragraph also does not provide any protection against prosecution for any corrupt payments made in the past which are not described in the attached Statement of Facts or were not disclosed to the Department prior to the date on which this Agreement was signed. In addition, this paragraph does not provide any

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protection against criminal prosecution of any present or former director, officer, employee, shareholder, agent or consultant of WGI and WII for any violations committed by them.
Corporate Compliance Program
     10. WGI and WII represent that they have implemented and will continue to implement a compliance and ethics program designed to detect and prevent violations of the FCPA and other applicable anti-corruption laws throughout their operations, including those of their subsidiaries, affiliates, and joint ventures, as well as those of their contractors and subcontractors, with responsibilities that include interactions with foreign officials. Implementation of these policies and procedures shall not be construed in any future enforcement proceeding as providing immunity or amnesty for any crimes not disclosed to the Department as of the date of signing of this Agreement for which WGI and WII would otherwise be responsible.
     11. In order to address deficiencies in their internal controls, policies and procedures regarding compliance with the FCPA and other applicable anti-corruption laws, WGI and WII represent that they have undertaken, or will undertake in the future, in a manner consistent with all of their obligations under this Agreement, a review of the existing internal controls, policies and procedures within WGI and WII. Where necessary and appropriate, WGI and WII will adopt new or modify existing

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internal controls, policies and procedures in order to ensure that WGI and WII maintain: (a) a system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records and accounts; and (b) a rigorous anti-corruption compliance code designed to detect and deter violations of the FCPA and other applicable anti-corruption laws. The internal controls system and compliance code will include, but not be limited to, the minimum elements set forth in Attachment C, which is incorporated by reference into this Agreement.
Independent Corporate Monitor
     12. WGI and WII agree to engage an independent corporate monitor (“the Monitor”) within sixty (60) calendar days of signing this Agreement. Within thirty (30) calendar days after the signing of this Agreement, and after consultation with the Department, WGI and WII will propose to the Department a candidate to serve as the Monitor. The Monitor shall have, at a minimum, the following qualifications:
          a. demonstrated expertise with respect to the FCPA, including experience counseling on FCPA issues;
          b. experience designing and/or reviewing corporate compliance policies, procedures and internal controls, including FCPA-specific policies, procedures and internal controls;
          c. the ability to access and deploy resources as necessary to discharge the Monitor’s duties as described in the Agreement; and

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          d. sufficient independence from WGI and WII to ensure effective and impartial performance of the Monitor’s duties as described in the Agreement.
     13. The Department retains the right, in its sole discretion, to accept or reject any Monitor proposed by WGI and WII pursuant to the Agreement. In the event the Department rejects a proposed monitor, WGI and WII shall propose another candidate within ten (10) calendar days after receiving notice of the rejection. This process shall continue until a Monitor acceptable to all parties is chosen. The Monitor’s term shall be three (3) years from the date on which this Agreement was signed, subject to extension or early termination as described in paragraph 4. The Monitor’s duties and authority, and the obligations of WGI and WII with respect to the Monitor and the Department, are set forth in Attachment D, which is incorporated by reference into this Agreement.
Deferred Prosecution
     14. In consideration of: (a) the past and future cooperation of WGI and WII described in paragraphs 5 and 6 above; (b) their agreement to pay and payment of a criminal penalty of $22,000,000; and (c) their adoption and maintenance of remedial measures and independent review and audit of such measures, including the compliance code and review by the Monitor described in paragraphs 10 through 13

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above, the Department agrees that any prosecution of WGI and WII for the conduct set forth in the attached Statement of Facts, and for the conduct relating to information that WGI and WII disclosed to the Department, prior to the signing of this Agreement, concerning their business affairs in Nigeria, Bolivia and Ecuador and related actions in the United States, be and hereby is deferred for the Term of this Agreement.
     15. The Department further agrees that if WGI and WII fully comply with all of their obligations under this Agreement and during the Term, the Department will not continue the criminal prosecution against WGI and WII described in Paragraph 1 and will move to dismiss the criminal Information pending against WGI and WII subsequent to the expiration of the Term and completion of any undertakings in connection with this Agreement, including, but not limited to, undertakings of the Monitor.
Breach of the Agreement by WGI or WII
     16. If, during the Term of this Agreement, the Department determines, in its sole discretion, that WGI or WII has committed any crime which would constitute a felony under federal law subsequent to the signing of this Agreement, has provided deliberately false, incomplete or misleading information under this Agreement, or has otherwise breached the Agreement, WGI and WII shall thereafter be subject to prosecution for any federal criminal violation of which the Department has

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knowledge. Any such prosecutions may be premised on information provided by WGI and WII. Any such prosecution that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against WGI or WII, notwithstanding the expiration of the statute of limitations between the signing of this Agreement and the expiration of the Term plus one year. Thus, by signing this Agreement, WGI and WII agree that the statute of limitations with respect to any prosecution that is not time-barred on the date of this Agreement shall be tolled for the Term plus one year.
     17. In the event that the Department determines that WGI or WII have breached this Agreement: (a) all statements made by or on behalf of WGI or WII to the Department or to the Court, including the attached Statement of Facts, and any testimony given by WGI or WII before a grand jury or any tribunal, at any legislative hearings, or to the SEC, whether prior or subsequent to this Agreement, or any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Department against WGI or WII; and (b) WGI or WII shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence or any other federal rule, that statements made by or on behalf of WGI or WII prior or subsequent to this Agreement, and any leads derived therefrom, should be suppressed.

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The decision whether conduct or statements of any individual will be imputed to WGI or WII for the purpose of determining whether WGI or WII have violated any provision of this Agreement shall be in the sole discretion of the Department.
     18. WGI and WII acknowledge that the Department has made no representations, assurances or promises concerning what sentence may be imposed by the Court if WGI or WII breaches this Agreement and this matter proceeds to judgment. WGI and WII further acknowledge that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.
Sale or Merger of WGI or WII
     19. WGI and WII agree that in the event they sell, merge, or transfer all or substantially all of their business operations as they exist as of the date of this Agreement, whether such sale is structured as a stock or asset sale, merger or transfer, they shall include in any contract for sale, merger or transfer a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement with respect to the business of WGI and WII.
Public Statements by WGI or WII
     20. WGI and WII expressly agree that they shall not, through present or future attorneys, directors, officers, employees, agents or any other person authorized

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to speak for WGI or WII, make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by WGI and WII set forth above or the attached Statement of Facts. Any such contradictory statement shall, subject to cure rights of WGI and WII described below, constitute a breach of this Agreement and WGI and WII thereafter shall be subject to prosecution as set forth in paragraphs 16 and 17 of this Agreement. The decision whether any public statement by any such person contradicting the Statement of Facts will be imputed to WGI and WII for the purpose of determining whether they have breached this Agreement shall be at the sole discretion of the Department. If the Department determines that a public statement by any such person contradicts in whole or in part a statement contained in the Statement of Facts, the Department shall so notify WGI and WII, and WGI and WII may avoid a breach of this Agreement by publicly repudiating such statement(s) within five (5) business days after notification. Consistent with the obligations of WGI and WII as set forth above, WGI and WII shall be permitted to raise defenses and to assert affirmative claims in civil and regulatory proceedings relating to the matters set forth in the Statement of Facts. This paragraph does not apply to any statement made by any present or former employee of WGI or WII in the course of any criminal, regulatory or civil case initiated against such individual, unless such individual is speaking on behalf of WGI or WII.

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     21. In connection with this Agreement, neither WGI nor WII shall issue a press release unless they first determine that the text of the release is acceptable to the Department.
Limitations on Binding Effect of Agreement
     22. This Agreement is binding on WGI, WII and the Department but specifically does not bind any other federal agencies, or any state, local or foreign law enforcement or regulatory agencies, although the Department will bring the cooperation of WGI and WII and their compliance with their other obligations under this Agreement, to the attention of such agencies and authorities if requested to do so by WGI or WII.
Merger Clause
     23. This Agreement sets forth all the terms of the Deferred Prosecution Agreement between WGI, WII and the Department. No amendments, modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Department, the attorneys for WGI and WII and a duly authorized representative of WGI and WII.
Notice
     24. Any notice to WGI and WII under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service or registered or certified mail, in each case addressed to: General Counsel, Willbros Group, Inc., c/o Willbros USA, Inc., 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027.

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     Notice shall be effective upon actual receipt by WGI and WII.
AGREED:
FOR WILLBROS GROUP, INC. and WILLBROS INTERNATIONAL

/s/ Robert W. Tarun

ROBERT W. TARUN
Baker & McKenzie LLP
Two Embarcadero Center, 11th Floor
San Francisco, CA 94111 (415) 591-3220
Counsel for Willbros Group, Inc. and
Willbros International, Inc.
FOR THE DEPARTMENT OF JUSTICE:

STEVEN A. TYRRELL
Chief, Fraud Section

By:	/s/ Mark F. Mendelsohn

MARK F. MENDELSOHN
Deputy Chief, Fraud Section

THOMAS E. STEVENS
Special Trial Attorney, Fraud Section

STACEY K. LUCK
Trial Attorney, Fraud Section

United States Department of Justice
Criminal Division, Fraud Section
1400 New York Ave., N.W.
Washington, D.C. 20005
(202) 514-7023
Filed at Houston, Texas, on this 14th day of May, 2008.

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OFFICER’S CERTIFICATE
     I have read this Agreement and carefully reviewed every part of it with counsel for Willbros Group, Inc. (“WGI”) and Willbros International, Inc. (“WII”). I understand the terms of this Agreement and voluntarily agree, on behalf of WGI and WII, to each of its terms. Before signing this Agreement on behalf of WGI and WII, I consulted with the attorney for WGI and WII. The attorney fully advised me of the rights of WGI and WII, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement.
     I have carefully reviewed this Agreement with the Board of Directors of WGI. I have advised, and caused outside counsel for WGI and WII to advise, that Board fully of the rights of WGI and WII, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into the Agreement.
     No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of WGI and WII, in any way to enter into this Agreement. I am also satisfied with the attorney’s representation in this matter. I certify that I am an officer of WGI and that I have been duly authorized by WGI and WII to execute this Agreement on behalf of WGI and WII.

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Date: May 9th, 2008

Willbros Group, Inc. and Willbros International, Inc.
By:	/s/ John T. Dalton
John T. Dalton
Senior Vice President and General Counsel Willbros Group, Inc.

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CERTIFICATE OF COUNSEL
     I am outside counsel for Willbros Group, Inc. (“WGI”) and Willbros International, Inc. (“WII”) in the matter covered by this Agreement. In connection with such representation, I have examined relevant WGI and WII documents and have discussed this Agreement with the WGI Board of Directors. Based on my review of the foregoing materials and discussions, I am of the opinion that: the representative of WGI has been duly authorized to enter into this Agreement on behalf of WGI and WII. This Agreement has been duly and validly authorized, executed, and delivered on behalf of WGI and WII and is a valid and binding obligation of WGI and WII. Further, I have carefully reviewed this Agreement with the Board of Directors and General Counsel of WGI. Together with other outside counsel for WGI and WII, I have fully advised them of the rights of WGI and WII, of possible defenses, of the Sentencing Guidelines’ provisions and of the consequences of entering into this

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Agreement. To my knowledge, the decision of WGI and WII to enter into this Agreement is an informed and voluntary one.
Date: May 9, 2008
/s/ Robert W. Tarun
Robert W. Tarun
Baker & McKenzie LLP
Two Embarcadero Center, 11th Floor
San Francisco, CA 94111
(415) 591-3220
Counsel for Willbros Group, Inc. and
Willbros International, Inc.

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ATTACHMENT A
STATEMENT OF FACTS
     The following Statement of Facts is incorporated by this reference as part of the Deferred Prosecution Agreement (“the Agreement”) between the United States Department of Justice (“the Department”) and Willbros Group, Inc. (“WGI”) and Willbros International, Inc. (“WII”), and the parties hereby agree and stipulate that the following information is true and accurate. As set forth in Paragraph 2 of the Agreement, WGI and WII admit, accept and acknowledge that they are responsible for the acts of their officers, employees and agents as set forth below.
     Should the Department initiate the prosecution that is deferred by this Agreement, WGI and WII agree that they will neither contest the admissibility of, nor contradict, this Statement of Facts in any such proceeding. Certain defined terms in this Statement of Facts (e.g., “WGI”, “Doe 1”, “NNPC”) have the same meaning ascribed to them in the Information.
     If this matter were to proceed to trial, the United States would prove beyond a reasonable doubt, by admissible evidence, the facts alleged in the Information. This evidence would establish the following:

The Relevant Countries, Foreign Governmental Entities and Officials
     1. The Federal Republic of Nigeria (“Nigeria”) was a sovereign African nation with substantial deposits of oil and gas within its territory, both on land and offshore in the Niger Delta region. A particular political party (referred to in this Information as the “Political Party”) has been the dominant political party in Nigeria from 1999 to the present.
     2. The Nigerian National Petroleum Corporation (“NNPC”) was a government-owned company charged with the development of Nigeria’s oil and gas wealth and regulation of the country’s oil and gas industry, and was the majority shareholder in certain joint ventures with various multinational oil companies. National Petroleum Investment Management Services (“NAPIMS”) was a subsidiary of NNPC that, among other things, oversaw Nigeria’s investments in the joint ventures and other development projects. NNPC and NAPIMS were entities and instrumentalities of the government of Nigeria, within the meaning of the FCPA, 15 U.S.C. §§ 78dd-1(f)(1)(A) and 78dd-2(h)(2)(A). Shell Petroleum Development Co. of Nigeria, Ltd. (“SPDC”) was the operator of a joint venture among NNPC (55%), SPDC (30%), and two foreign oil companies (the “Joint Venture”).

     3. The Republic of Ecuador (“Ecuador”) was a country located in South America with petroleum resources. PetroEcuador was Ecuador’s state-owned oil and gas company, and PetroComercial was a subsidiary of PetroEcuador engaged in the transportation and commercialization of refined gas products. As such, PetroEcuador and PetroComercial were entities and instrumentalities of the government of Ecuador, within the meaning of the FCPA, 15 U.S.C. §§ 78dd-1(f)(1)(A) and 78dd-2(h)(2)(A).
Willbros Group, Inc. Background
     4. WGI was a corporation organized under the laws of the Republic of Panama in 1975 (WGI’s predecessor companies date back to 1908), and had its principal place of business in Tulsa, Oklahoma (until 2000) and then in Houston, Texas (from 2000 to the present). WGI provided construction, engineering and other services in the oil and gas industry, and conducted international operations through a wholly-owned subsidiary, WII, a Panamanian corporation which also maintained its principal place of business in Tulsa, Oklahoma (until 2000) and in Houston, Texas (from 2000 to the present). The shares of WGI, a public company since 1996, traded on the New York Stock Exchange under the symbol “WG.” WGI was an “issuer,” as that term is used in the FCPA (15 U.S.C. § 78dd-1(a)), because WGI’s shares were registered pursuant to 15 U.S.C. § 78l and WGI was required to file periodic reports pursuant to 15 U.S.C. § 78o(d). Moreover, because the principal place of business of

WII was in the United States, WII was a “domestic concern” under the FCPA (15 U.S.C. § 78dd-2(h)(1)(B)).
Willbros Group, Inc. and Certain of its Operations in Nigeria
     5. Until the sale of its various business interests in Nigeria in early 2007, WGI had conducted business in Nigeria for more than forty years. Three WII subsidiaries conducted the majority of WGI’s Nigerian business: WWA, WNL, and WONL (collectively referred to herein as the “Willbros Nigerian Subsidiaries”).
     6. The Willbros Nigerian Subsidiaries performed work on certain Joint Venture and other Nigerian oil and gas projects from the 1990s through 2005. Among the many projects in which one or more of the Willbros Nigerian Subsidiaries participated was the EGGS project, a natural gas pipeline system in the Niger Delta designed to relieve existing pipeline capacity constraints. On certain Nigerian projects, including EGGS, one or more of the Willbros Nigerian Subsidiaries partnered with a German construction company (“GCCB”), a subsidiary or affiliate of a multinational construction services company based in Mannheim, Germany.
     7. The EGGS project, which was divided into two phases, consisted of the construction of a major natural gas pipeline system through remote, swampy and otherwise difficult terrain in the Niger Delta. EGGS Phase 1 involved engineering, procurement and construction (known as “EPC”) of a pipeline from the Soku Gas

Plant to the Bonny Island Liquefied Natural Gas Plant. EGGS Phase 1 included an optional scope of work (known as “EGGS Coating”) for the application of a polyethylene-concrete coating to the EGGS Phase 1 pipeline to give it sufficient weight and protection. EGGS Phase 2 was another optional scope of work within the EGGS Phase 1 proposal, and contemplated the construction of a second pipeline from an area known as the Gbaran/Ubie node to the Soku Gas Plant.
     8. Another significant Nigerian project for WGI and WII involved repair work on existing offshore platforms in fields along the Nigerian coast (the “Offshore Project”). The joint venture investing in this project was majority-owned by NNPC, and the operator was a Nigerian subsidiary of a major multi-national oil company.
Willbros Group, Inc. and Certain of its Operations in Ecuador
     9. WGI had conducted business in South America since the late 1930’s. In Ecuador, WGI conducted business through WSOS. In or around 2004, WII, through WSOS, undertook a project known as Santo Domingo, which involved the rehabilitation of approximately sixteen kilometers of a gas pipeline running from Santo Domingo to El Beaterio. PetroComercial, a subsidiary of state-owned PetroEcuador, was WII’s client on the project. The contract price was approximately $3,000,000.

The Relevant Employees, Officers and Agents of WGI and WII
     10. An unnamed coconspirator, hereinafter referred to as Doe 1, was a United States citizen and an employee of WII from the 1980’s through in or about March 2002. From in or about April 2002 until his resignation in early January 2005, Doe 1 was an employee of WUSA, the administrative headquarters for WGI and WII both and the WGI subsidiary most directly engaged in construction, engineering and facilities development operations in the United States and Canada. Although Doe 1 was an employee of WUSA beginning in 2002, he remained an officer of WII and his primary duties involved the day to day management of WGI’s international operations, as reflected by his 2003 promotion to Executive Vice President of WII and later, to President of WII, with responsibility for global operations outside of North America. WGI listed Doe 1 as one of WGI’s “executive officers” and “key personnel” in its annual filings with the Securities and Exchange Commission on Form 10-K for the fiscal years 1996 — 2003. Thus, Doe 1 was an officer, employee and agent of a domestic concern (WII), and an officer and agent of an issuer (WGI), pursuant to 15 U.S.C. §§ 78dd-2(a), 78dd-2(h)(1), 78dd-1(a) and 78dd-1(g)(1).
     11. An unnamed coconspirator, hereinafter referred to as Consultant 1, was a citizen of the United States who represented two purported consulting companies, Company S and Company F, operating in Nigeria. Companies S and F entered into contracts with WWA that purportedly involved legitimate consulting services, but in truth Companies S and F acted as conduits for corrupt payments to foreign officials in Nigeria authorized by Doe 1 and others. Consultant 1 was an agent of WGI and WII under the FCPA, 15 U.S.C. §§ 78dd-1(a) and 78dd-2(a).
     12. Coconspirator Jason Edward Steph was a United States citizen and employee of WII. WII employed Steph from in or about 1998 to April 2005, when he resigned. Steph held the position of General Manager – Onshore in Nigeria from 2002 to April 2005, and reported directly to Doe 1.
     13. Coconspirator Jim Bob Brown was employed by WII from at least 1990 through April 2005. For the majority of his career with WII, Brown worked on international projects in Nigeria and South America. Specifically, Brown worked in Nigeria as a Cost Engineer (1990 – 1992), Administrative Manager (1992 – 1997), and Division Manager (1997 – August 2000). In August 2000, he was transferred to Venezuela as Managing Director of Constructor CAMSA, C.A., a WII subsidiary, where he worked until he was transferred back to Nigeria as Managing Director in or around November 2004. Brown reported directly to Doe 1 from approximately 1997 until the time of Doe 1’s resignation in early January 2005.
     14. An unnamed coconspirator, hereinafter referred to as Consultant 2, was a Nigerian national who performed purported consulting services in Nigeria for one or more of the Willbros Nigerian Subsidiaries. In and around 2004, Consultant 2 worked in coordination with Consultant 1 in offering and making corrupt payments to Nigerian officials on behalf of WGI, WII and the Willbros Nigerian Subsidiaries. In 2005, Consultant 2 continued alone in that role. Consultant 2 was an agent of WGI and WII under the FCPA, 15 U.S.C. §§ 78dd-1(a) and 78dd-2(a).
     15. CN was employed by WII and worked in Nigeria from 1993 to 1995, and again from at least 1998 through May 2005. Most recently, CN worked as Administrator and General Manager – Finance for WII. Among other duties, CN was responsible for requesting the payment, by wire transfer of funds from Houston, of WII’s Nigeria-related expenses, including the payment of Company S and Company F invoices submitted by Consultant 1. CN, at Doe 1’s direction, executed WWA’s contract with Company F dated April 4, 2003. CN reported directly to Doe 1 from approximately 2002 until Doe 1’s resignation in early January 2005.
     16. Three unnamed co-conspirators, hereinafter referred to as GCCB Employees 1, 2 and 3, were German nationals who worked for GCCB in Nigeria, and whose responsibilities included the EGGS project.
     17. Two unnamed coconspirators, hereinafter referred to as Willbros Ecuador Employees 1 and 2, were WII employees who worked in Ecuador and had responsibilities that included the Santo Domingo project.

Corrupt Payments by WGI and WII to Nigerian Officials
     EGGS Project Chronology
     18. In anticipation of the EGGS Phase 1 bid, WII subsidiary WWA and GCCB formed the EGGS Consortium. In December 2003, the EGGS Consortium submitted a commercial proposal to the Joint Venture, through the Joint Venture’s operator, SPDC, for pipeline work on EGGS Phase 1 and, among other optional scopes of work, EGGS Coating and EGGS Phase 2. The EGGS Phase 1 contract price for “base scope” was approximately $216,500,000; the EGGS Coating optional scope price was approximately $30,000,000; and the EGGS Phase 2 price was approximately $141,000,000; for a combined total scope of work price of approximately $387,500,000.
     19. After NNPC and NAPIMS approval, the Joint Venture awarded EGGS Phase 1 to the EGGS Consortium in and around May 2004. In July 2004, representatives of the EGGS Consortium and of SPDC (the latter, as operator of, and thus on behalf of, the Joint Venture) executed the EGGS Phase 1 contract, which included the EGGS Consortium’s offer to perform the optional scopes of work for EGGS Coating and EGGS Phase 2. In and around August 2004, again after NNPC and NAPIMS approval, the Joint Venture awarded the optional EGGS Coating work to the EGGS Consortium.

     20. In late 2004 and early 2005, the EGGS Consortium continued its efforts to secure the EGGS Phase 2 optional scope of work, but ultimately was not successful in that endeavor.
     The EGGS Bribery Scheme: 2003 – 2004
     21. In and around late 2003, WGI and WII, through the conduct of Doe 1, Consultant 1, Steph, Consultant 2, certain GCCB Employees, and others known and unknown, agreed to make a series of corrupt payments totaling in excess of $6,000,000 to, among others, officials of NNPC, NAPIMS, a senior official in the executive branch of the federal government of Nigeria, and to the Political Party, as well as to officials of SPDC, to assist in obtaining the EGGS project and its optional scopes of work. In order to secure the funds for these anticipated payments, Doe 1, Consultant 1, and others known and unknown caused WWA to enter into sham “consultancy agreements” with Company S and, later, Company F, pursuant to which, in exchange for purportedly legitimate consultancy services, Company S and Company F invoiced WWA for 3% of the contract revenue received by WWA for certain Nigerian construction and engineering projects, including the EGGS project.
     22. The Company S and Company F invoices, which directed payment for credit to bank accounts in Lebanon, were initially delivered to WII’s offices in Nigeria, then transmitted by commercial carrier from Nigeria to WGI’s administrative headquarters in Houston, Texas. Employees in Houston processed the invoices and paid them by wire transfer from a WII bank account located in Houston.
     23. Doe 1, Steph and others knew that Consultant 1 and Consultant 2 were engaged, on behalf of the EGGS Consortium, in corrupt negotiations with Nigerian officials who had influence over the EGGS business, and that Consultant 1 and Consultant 2 were using and intending to use some or all of the funds paid to Company S and Company F to make corrupt payments to those officials in order to cause those officials to award the EGGS contract and its optional scopes of work to WGI and WII. Doe 1, Steph, and others authorized Consultant 1 and Consultant 2 to conduct these negotiations and make offers, payments and promises to pay money to the officials for the corrupt purposes described above.
     24. Doe 1, Steph and others commonly referred to the promises to make corrupt payments as “commitments.” By late 2004, more than $1,000,000 of the corrupt payments had been paid to the Nigerian officials. However, “commitments” of millions of dollars more remained to be fulfilled through the receipt by the EGGS Consortium of EGGS contract revenue, the payment of 3% of that revenue to Company S and Company F (i.e., Consultant 1 and Consultant 2), and subsequent transfer of all or part of those funds to Nigerian officials.

     Continuation of the Scheme in 2005: Alternative Funding Sources
     25. In January 2005, WGI announced Doe 1’s resignation from WGI and the commencement of an internal investigation under the supervision of WGI’s Audit Committee into allegations of tax improprieties relating to a WII Bolivian subsidiary operating under Doe 1’s management. The scope of the internal investigation quickly expanded to include alleged corrupt payments by Doe 1 in Nigeria. WII soon ceased paying Company F’s invoices and terminated the “consultancy agreements” between WWA and Company F and Company S. In Nigeria, Steph, Brown, and other WII employees learned of demands by the Nigerian officials for continued payment of the outstanding “commitments” related to the EGGS business. Steph, Brown, GCCB Employees 1 and 2, and others became concerned that failure to make the corrupt payments would result in interference with WII’s business operations and potential loss of the EGGS Phase 2 contract (which had not yet been awarded), valued at approximately $141,000,000.
     26. In and around January and February 2005, Steph, Brown, Consultant 2, GCCB Employees 1 and 2, and others known and unknown, agreed that Steph and Brown would raise approximately $1,850,000 in cash in Nigeria in order to pay some of the millions of dollars in outstanding “commitments” that Doe 1, Consultant 1 and Consultant 2 had previously made on behalf of WGI, WII, the Willbros Nigerian

Subsidiaries, and the EGGS Consortium, regarding the EGGS project and other projects. Steph, Brown, GCCB Employees 1 and 2, and others agreed upon three potential sources of funding: (i) a loan from GCCB to WWA; (ii) a loan from the principals of a Nigerian oil and gas company referred to herein as Company K to WNL; and (iii) petty cash from a local account maintained by one of the Willbros Nigerian Subsidiaries.
     27. On or about February 19 and 21, 2005, Brown caused WWA to borrow $1,000,000 cash from GCCB, pursuant to a written loan agreement between the two companies. GCCB Employee 2 delivered the cash to Brown in a suitcase in Lagos, Nigeria. Brown, on behalf of WWA, then purported to “loan” to Consultant 2, pursuant to another written agreement, the $1,000,000 cash, with the intent that Consultant 2 would deliver the funds to Nigerian officials.
     28. In and around February and March of 2005, Steph, on behalf of WNL, borrowed the Nigerian Naira equivalent of approximately $500,000 cash from Company K, with the intent to use those funds to make payments towards the outstanding “commitments” to Nigerian officials described above. The cash was transferred from Company K to Consultant 2 for further transfer to the Nigerian officials.

     29. In and around February and March 2005, Steph directed the withdrawal of the Nigerian Naira equivalent of approximately $350,000 from a petty cash account in Nigeria, maintained by one of the Willbros Nigerian Subsidiaries, for the purpose of transferring the funds to Consultant 2 for further payment to the Nigerian officials. Once sufficient funds had accumulated in the account, Steph caused the transfer of the funds to Consultant 2 to make the remainder of the corrupt payments to the Nigerian officials.
     The Offshore Project
     30. In and around August 2004, Doe 1 (on behalf of WWA) and the General Manager – Offshore (on behalf of WONL) executed contracts with a representative of the joint venture for the Offshore Project. The scope of these contracts included work on multiple platforms in fields off the Nigerian coast. WGI and WII originally expected to earn millions of dollars in revenue from the Offshore Project.
     31. Similar to the corruption associated with the EGGS project, WGI and WII, again through the conduct of Doe 1, Consultant 1, and others known and unknown, agreed to make a series of corrupt payments totaling in excess of $4,000,000 to, among others, officials of NNPC, NAPIMS, a senior official in the executive branch of the federal government of Nigeria, and the Political Party to assist in obtaining the Offshore Project. As in the EGGS project, Doe 1 and Consultant 1 intended that Company F serve as the conduit for the corrupt payments. By the end of

October 2004, some of the payments had been made towards the Offshore Project “commitments.”
     Corrupt Payments by WGI and WII to Ecuadorian Officials
     32. In or around December 2003 through the first half of 2004, WGI and WII, through the conduct of Doe 1, Consultant 1, Brown and Willbros Ecuador Employees 1 and 2, agreed to make corrupt payments of at least $300,000 to Ecuadorian officials of PetroEcuador and PetroComercial in order to assist in obtaining and retaining business (including the Santo Domingo business), for WGI, WII and WSOS. Specifically, the coconspirators agreed to pay Ecuadorian officials $150,000 up front and $150,000 at the project’s conclusion in exchange for the award of the Santo Domingo work to WSOS.
     33. In and around January through June 2004, Doe 1, Consultant 1, Brown and Willbros Ecuador Employee 1 communicated by email and telephone between Houston, Texas, and elsewhere outside the United States, to arrange for the transfer of $150,000 from Doe 1 and Consultant 1 to Willbros Ecuador Employees 1 and 2, for the purpose of making part of the corrupt payments promised to PetroEcuador and PetroComercial officials.
     34. In and around June or early July of 2004, Consultant 1, at the direction of Doe 1, transferred by wire $150,000 to a bank account in Ecuador controlled by

Willbros Ecuador Employee 2, for the purpose of making part of the corrupt payments to PetroEcuador and PetroComercial officials.
Individual Authorized Bribes
     35. Based upon the above-described conduct, in and around June and October 2004, WGI and WII, through the conduct of Doe 1, Steph, Brown, Consultants 1 and 2 and others, used the mails and means and instrumentalities of interstate commerce in furtherance of offers, payments, promises to pay and the authorization of the payment of money to Nigerian and Ecuadorian officials, in order to assist WGI, WII, the Willbros Nigerian Subsidiaries, the joint venture consortium comprised of WWA/WNL and GCCB, WSOS and others known and unknown, in obtaining and retaining business for and with, and directing business to, themselves, as set forth below:
          a. wire transfer of $1,019,100 in October 2004 from Houston, Texas, for credit to an account at a bank located in Lebanon, in furtherance of approximately $7,685,000 offered, paid, promised and authorized to be paid to the Political Party, a senior official in the executive branch of the Nigerian federal government, and officials of NAPIMS and NNPC, for EGGS Phase 1, EGGS Coating and the Offshore Project; and

          b. email correspondence between Houston, Texas and Venezuela in June 2004, in furtherance of approximately $300,000 offered, paid, promised and authorized to be paid to officials of PetroEcuador and PetroComercial for the Santo Domingo project.
False Books and Records – Payments to Nigeria-based Consultants
     36. As WGI’s primary subsidiary, WII maintained its own books, records and accounts. WGI consolidated these records into its own books, records and accounts when publicly reporting its periodic financial results.
     37. Beginning in at least 2000 and continuing through 2004, WGI, through the conduct of Doe 1, Consultants 1 and 2, and others known and unknown, caused WII to pay over $8,000,000 to purported consulting companies Company S, Company F, and another entity referred to herein as Company A. WII and, ultimately, WGI recorded these payments in their books and records as contract costs incurred for legitimate consulting services. In truth, in large measure these payments were bribes, paid through intermediaries, intended to be transferred to Nigerian government officials.
False Books and Records – Corrupt Payments from Petty Cash Funds
     38. Beginning in at least 1996 and continuing through March 2005, a WII employee in Nigeria whose duties included, among other things, custodianship of a petty cash account, and who is referred to herein as Doe 2, with the knowledge, agreement and approval of Doe 1, Steph, Brown, CN, and others known and unknown, purchased from a Nigerian citizen fictitious invoices from non-existent Nigerian vendors for supplies and services, such as fuel and catering, purportedly provided to one or more of the Willbros Nigerian Subsidiaries. Doe 2 and others known and unknown, with the knowledge, agreement and approval of Doe 1, Steph, Brown, CN, and others, knowingly made false entries on the fictitious invoices and related petty cash accounting documents such as requisition requests, vouchers and weekly Naira cash forecasts.
     39. The weekly Naira cash forecasts were typically prepared by or under the direction of CN and sent from Nigeria to Houston, and included a provision for upcoming petty cash expenses which was falsely inflated to reflect an amount to be “supported” by fictitious invoices. In response to, and based upon, these forecasts, employees in WGI’s administrative headquarters in Houston wired funds to Nigeria.
     40. Doe 2, Doe 1, Steph, Brown, CN, and others, known and unknown, understood and agreed that WII personnel working in Nigeria would use, and approve the use of, the funds obtained from the petty cash portion of the falsely-inflated weekly cash forecasts (and fictitious invoices upon which they were based) at least in part to make and cause to be made corrupt payments to Nigerian revenue officials in order to lower taxes that the revenue officials would otherwise have assessed against

WGI and its subsidiaries, and to Nigerian court officials in order to secure an improper advantage in pending litigation. The fraudulent petty cash scheme was also the source of the approximately $350,000 procured by Steph as part of the approximately $1,850,000 in corrupt payments made in February and March 2005, described above. The effect of the scheme was, in the period 2001 through March 2005 alone, to cause WGI inaccurately to record in excess of $6,000,000 in expenses on its books and records as legitimate expenses incurred in connection with the performance of contracts.
False Books and Records – Bolivia
     41. Willbros Transandina, S.A. (“WT”), which conducted business in Bolivia, was a subsidiary of WII and an indirect subsidiary of WGI. In or around November and December 2001, WGI, through the participation of WT in a joint venture with a foreign subsidiary of a United States company, secured a contract from a foreign consortium for the construction, assembly and installation of a pipeline in Bolivia known as the Yacuiba – Rio Grande Gas Pipeline, located along the Bolivian cities of Tarija, Chuquisaca and Santa Cruz. The contract price was approximately $59,000,000.
     42. In Bolivia, WT was subject to a tax known as the “value added” tax, or “VAT.” Generally, this tax required that WT pay to the Bolivian government, on a periodic basis, 13% of its receipts, offset by a credit of 13% for funds WT paid to Bolivian vendors for goods and services provided to WT. In and around 2003 and 2004, WGI, through the conduct of Doe 1, a United States citizen who was a purported consultant to WGI (“Consultant 3”), and others known and unknown, devised a scheme in which WT bought false invoices issued from fictitious Bolivian vendors and used these invoices fraudulently to claim VAT tax credits, the effect of which was to lower the tax liability of WT. In late 2004, Bolivian tax authorities uncovered the scheme and made a tax assessment against WT of approximately $2,500,000. In March 2005, WGI paid approximately $3,300,000 to the Bolivian tax authorities to settle the VAT and other tax assessments.
     43. Doe 1 implemented the scheme in part by causing WGI to pay, by wire transfer from Houston, Texas, to foreign banks designated by Consultant 3, invoices sent by Consultant 3 for his purportedly legitimate consulting services. In truth, the funds obtained pursuant to these invoices were spent to procure false invoices from fictitious vendors and otherwise to support the carrying out of a plan to submit false tax returns to the Bolivian government. In 2004 alone, WGI made approximately $524,000 in such payments to Consultant 3.

ATTACHMENT B
CERTIFICATE OF CORPORATE RESOLUTION
     WHEREAS, WILLBROS GROUP, INC. and WILLBROS INTERNATIONAL, INC. (“WGI” and “WII” or, together referred to herein as “the Company”) have been engaged in discussions with the United States Department of Justice (“the Department”) in connection with issues arising in relation to certain corrupt payments to foreign officials to facilitate the award of contracts and obtaining business for the Company; and
     WHEREAS, in order to resolve such discussions, it is proposed that the Company enter into a certain deferred prosecution agreement with the Department; and
     WHEREAS the Company’s General Counsel, together with investigative and outside counsel for the Company, have advised the Board of Directors of the Company’s rights, possible defenses, the Sentencing Guidelines’ provisions, and the consequences of entering into such agreement with the Department;
     Therefore, this Board hereby RESOLVES that:
     1. The Company (i) consents to the filing in the United States District Court for the Southern District of Texas of an Information charging WGI and WII with conspiracy to violate the laws of the United States, namely, the anti-bribery provision of the Foreign Corrupt Practices Act (“FCPA”), ( 15 U.S.C. § 78dd-1, et seq.), and the books and records provision of the FCPA, 15 U. S. C. §§ 78m(b)(2) and (b)(5) and 78ff(a), in violation of 18 U.S.C. § 371 (Count One); payment of bribes, in violation of the FCPA, 15 U.S.C. §§ 78dd-1 and 78dd-2 and 18 U.S.C. § 2 (Counts Two and Three); and making false entries in their books and records, in violation of the FCPA, 15 U.S.C. §§ 78m(b)(2) & (b)(5) and 78ff(a) (Counts Four through Six), relating to its officers and employees making corrupt offers, promises and authorizations to pay, payments of, money to obtain certain contracts to subsidiaries of the Company; (ii) waives indictment on such charges and enters into a Deferred Prosecution Agreement with the Department; and (iii) agrees to accept a monetary penalty against WGI and WII in the aggregate amount of $22,000,000, and to pay, in accordance with the payment schedule set forth in the Deferred Prosecution Agreement, $22,000,000 to the United States Treasury with respect to the conduct described in the Information;
     2. The General Counsel, or his delegate, is hereby authorized, empowered and directed, on behalf of the Company, to execute the Deferred Prosecution Agreement substantially in such form as reviewed by this Board of Directors at this meeting with such changes as the General Counsel, or his delegate, may approve;

     3. The General Counsel, or his delegate, is hereby authorized, empowered and directed to take any and all actions as may be necessary or appropriate, and to approve the forms, terms or provisions of any agreement or other documents as may be necessary or appropriate to carry out and effectuate the purpose and intent of the foregoing resolutions; and
     4. All of the actions of the General Counsel, which actions would have been authorized by the foregoing resolutions except that such actions were taken prior to the adoption of such resolutions, are hereby severally ratified, confirmed, approved and adopted as actions on behalf of the Company.
Date: May ___, 2008

Secretary Board of Directors Willbros Group, Inc.

ATTACHMENT C
Corporate Compliance Program
     In order to address deficiencies in its internal controls, policies and procedures regarding compliance with the Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. §§ 78dd-1, et seq., and other applicable anti-corruption laws, WILLBROS GROUP, INC. and WILLBROS INTERNATIONAL, INC. (“WGI” and “WII” or, together referred to as “the Company”) agree to conduct, in a manner consistent with this Agreement, a review of their existing internal controls, policies and procedures.
     Where necessary and appropriate, WGI and WII further agree to adopt new or to modify existing internal controls, policies and procedures in order to ensure that they maintain: (a) a system of internal accounting controls designed to ensure that WGI and WII make and keep fair and accurate books, records and accounts; and (b) a rigorous anti-corruption compliance code, standards, and procedures designed to detect and deter violations of the FCPA and other applicable anti-corruption laws. At a minimum, this should include, but ought not be limited to, the following elements:
     1. A clearly articulated corporate policy against violations of the FCPA and other applicable anti-corruption laws.
     2. A system of financial and accounting procedures, including a system of internal accounting controls, designed to ensure the maintenance of fair and accurate books, records and accounts.

     3. Promulgation of compliance code, standards and procedures designed to reduce the prospect of violations of the FCPA, other applicable anti-corruption laws and WGI’s compliance code. These standards and procedures should apply to all directors, officers and employees and, where necessary and appropriate, outside parties acting on behalf of WGI or WII in foreign jurisdictions, including agents, consultants, representatives, distributors, teaming partners and joint venture partners (collectively referred to as “agents and business partners”).
     4. The assignment of responsibility to one or more senior corporate officials of WGI for the implementation and oversight of compliance with policies, standards and procedures regarding the FCPA and other applicable anti-corruption laws. Such corporate official(s) shall have the authority to report matters directly to the Audit Committee of WGI’s Board of Directors.
     5. Mechanisms designed to ensure that the policies, standards and procedures of WGI and WII regarding the FCPA and other applicable anti-corruption laws are effectively communicated to all directors, officers, employees and, where necessary and appropriate, agents and business partners. These mechanisms shall include: (a) periodic training for all such directors, officers, employees, agents and business partners; and (b) annual certifications by all such directors, officers, employees, agents and business partners, certifying compliance therewith.

     6. An effective system for reporting suspected criminal conduct and/or violations of the compliance policies, standards and procedures regarding the FCPA and other applicable anti-corruption laws for directors, officers, employees, agents and business partners.
     7. Appropriate disciplinary procedures to address, among other things, violations of the FCPA, other applicable anti-corruption laws or WGI’s compliance code by directors, officers, employees, agents and business partners.
     8. Appropriate due diligence requirements pertaining to the retention and oversight of agents and business partners.
     9. Standard provisions in agreements, contracts, and renewals thereof with all agents and business partners which are designed to prevent violations of the FCPA and other applicable anti-corruption laws, which provisions may, depending upon the circumstances, include: (a) anti-corruption representations and undertakings relating to compliance with the FCPA and other applicable anti-corruption laws; (b) rights to conduct audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any breach of anti-corruption laws and regulations or representations and undertakings related to such matters.

ATTACHMENT D
Independent Corporate Monitor
     1. Within sixty (60) calendar days of the execution of this Agreement, WILLBROS GROUP, INC. and WILLBROS INTERNATIONAL, INC. (“WGI” and “WII” or, together referred to as “the Company”) agree to engage an independent corporate monitor (the “Monitor”) for a period of three (3) years. The Monitor’s primary responsibility is to assess and monitor the Company’s compliance with the terms of this Agreement so as to specifically address and reduce the risk of any recurrence of the Company’s misconduct, including evaluating the Company’s corporate compliance program with respect to the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, 15 U.S.C. §§ 78dd-1, et seq., and other relevant anti-corruption laws. Within thirty (30) calendar days after the signing of this Agreement, and after consultation with the Department, WGI and WII will propose to the Department a candidate to serve as the Monitor. The Monitor shall have, at a minimum, the following qualifications:
          a. demonstrated expertise with respect to the FCPA, including experience counseling on FCPA issues;
          b. experience designing and/or reviewing corporate compliance policies, procedures and internal controls, including FCPA-specific policies, procedures and internal controls;

          c. the ability to access and deploy resources as necessary to discharge the Monitor’s duties as described in the Agreement; and
          d. sufficient independence from WGI and WII to ensure effective and impartial performance of the Monitor’s duties as described in the Agreement.
     3. The Department retains the right, in its sole discretion, to accept or reject the Monitor proposed by WGI and WII. The Monitor’s term shall be three (3) years from the date on which this Agreement was signed, subject to extension or early termination as described in Paragraph 4 of the Agreement. The Monitor’s duties and authority, and the obligations of WGI and WII with respect to the Monitor and the Department, are set forth below.
     4. WGI and WII agree that it will not employ or be affiliated with the Monitor for a period of not less than one year from the date the monitor’s work has ended.
     5. The Monitor will review and evaluate the effectiveness of WGI and WII’s internal controls, record-keeping, and financial reporting policies and procedures as they relate to WGI and WII’s compliance with the books and records, internal accounting controls and anti-bribery provisions of the FCPA, and other applicable anti-corruption laws. This review and evaluation shall include an assessment of those policies and procedures as actually implemented. The retention agreement between WGI and WII and the Monitor will reference this Agreement and include this Agreement as an attachment so the Monitor is fully apprised of his or her duties and responsibilities.
     6. WGI and WII shall cooperate fully with the Monitor and the Monitor shall have the authority to take such reasonable steps as, in his or her view, may be necessary to be fully informed about the corporate compliance program of WGI and WII within the scope of his or her responsibilities under this Agreement. To that end, WGI and WII shall provide the Monitor with access to all information, documents, records, facilities and/or employees that fall within the scope of responsibilities of the Monitor under this Agreement. Any such disclosure by WGI or WII to the Monitor concerning corrupt payments, related books and records and related internal controls shall not relieve WGI and WII of their obligation truthfully to disclose such matters to the Department.
          a. The parties agree that the Monitor is an independent third-party, not an employee or agent of the Company or the Department, and that no attorney-client relationship shall be formed between WGI and WII and the Monitor.
          b. In the event that WGI or WII seeks to withhold from the Monitor access to information, documents, records, facilities and/or employees of WGI or WII on grounds that the information, documents, records, facilities and/or employees are protected from disclosure by the attorney-client privilege or the attorney work-product doctrine, WGI and WII shall promptly provide written notice of this determination to the Monitor and the Department. Such notice shall include a general description of the nature of the information, documents, records, facilities and/or employees that are being withheld, as well as the basis for the claim. The Department may then consider whether to make a further request for access to such information, documents, records, facilities and/or employees, as provided in Paragraph 6(a) of the Agreement.
          c. Except as provided in this paragraph, WGI and WII shall not withhold from the Monitor any information, documents, records, facilities and/or employees on the basis of an attorney-client privilege or work product claim.
     7. WGI and WII agree that:
          a. The Monitor shall assess whether WGI and WII’s existing policies and procedures are reasonably designed to detect and prevent violations of the FCPA and other applicable anti-corruption laws.
          b. The Monitor shall evaluate WGI and WII’s compliance with this Agreement.
          c. The Monitor shall oversee WGI and WII’s implementation of and adherence to all existing, modified or new policies and procedures relating to FCPA compliance (the “Policies and Procedures”), including the minimum policies and procedures set forth in Attachment C.
          d. The Monitor shall ensure that the Policies and Procedures are appropriately designed to accomplish their goals.
          e. During the three (3) year term, the Monitor shall conduct an initial review and prepare an initial report, followed by two follow-up reviews and reports as described below:
               i. With respect to each of the three (3) reviews, after initial consultations with WGI, WII, and the Department, the Monitor shall prepare a written work plan for each of the reviews, which shall be submitted in advance to WGI and WII and the Department for comment. In order to conduct an effective initial review and to understand fully any existing deficiencies in controls, policies and procedures related to the FCPA and other applicable anti-corruption laws, the Monitor’s initial work plan shall include such steps as are reasonably necessary to develop an understanding of the facts and circumstances surrounding any violations that may have occurred, but the parties do not intend that the Monitor will conduct his or her own inquiry into those historical events. Any disputes between WGI and WII, on the one hand, and the Monitor, on the other hand, with respect to the work plan shall be decided by the Department in its sole discretion.

               ii. In connection with the initial review, the Monitor shall issue a written report within one hundred twenty (120) calendar days of his or her retention setting forth the Monitor’s assessment and, if appropriate and necessary, making recommendations reasonably designed to improve the policies and procedures of WGI and WII for ensuring compliance with the FCPA and other applicable anti-corruption laws. The Monitor shall provide the report to the Board of Directors of WGI and contemporaneously transmit copies to Mark F. Mendelsohn (or his successor), Deputy Chief, Fraud Section, Criminal Division, U.S. Department of Justice, 10th and Constitution Ave., N.W., Bond Building, Fourth Floor, Washington, DC 20530. The Monitor may extend the time period for issuance of the report with prior written approval of the Department.
               iii. Within one-hundred twenty (120) calendar days after receiving the Monitor’s report, WGI and WII shall adopt the recommendations set forth in the report; provided, however, that within sixty (60) calendar days after receiving the report, WGI and WII shall advise the Monitor and the Department in writing of any recommendations that WGI and WII consider unduly burdensome, impractical, costly or otherwise inadvisable. With respect to any recommendation that WGI and WII consider unduly burdensome, impractical, costly or otherwise inadvisable, WGI and WII need not adopt that recommendation; instead, WGI and WII, may propose in writing an alternative policy, procedure or system designed to achieve the same objective or purpose. As to any recommendation on which WGI and WII and the Monitor ultimately do not agree, the views of WGI, WII and the Monitor shall promptly be brought to the attention of the Department. The Department may consider the Monitor’s recommendation and the Company’s reasons for not adopting the recommendation in determining whether WGI and WII have fully complied with their obligations under this Agreement.
               iv. The Monitor shall undertake two follow-up reviews to further monitor and assess whether the policies and procedures of WGI and WII are reasonably designed to detect and prevent violations of the FCPA, and other applicable anti-corruption laws.
               v. Within sixty (60) calendar days of initiating each follow-up review, the Monitor shall: (A) complete the review; (B) certify whether the anti-bribery compliance program of WGI and WII, including its policies and procedures, is appropriately designed and implemented to ensure compliance with the FCPA and other applicable anti-corruption laws; and (C) report on the Monitor’s findings in the same fashion as with respect to the initial review.

               vi. The first follow-up review and report shall be completed by one year after the initial review. The second follow-up review and report shall be completed by one year after the completion of the first follow-up review.
               vii. The Monitor may extend the time period for submission of the follow-up reports with prior written approval of the Department.
     8. In undertaking the assessments and reviews described above, the Monitor shall formulate conclusions based on, among other things: (a) inspection of relevant documents, including all the policies and procedures relating to the anti-corruption compliance program of WGI and WII; (b) onsite observation of the systems and procedures of WGI and WII, including their internal controls and record-keeping and internal audit procedures; (c) meetings with, and interviews of, relevant employees, officers, directors and other persons at mutually convenient times and places; and (d) analyses, studies and testing of the anti-corruption compliance program of WGI and WII.
     9. Should the Monitor, during the course of his or her engagement, discover credible evidence that questionable or corrupt payments or questionable or corrupt transfers of property or interests may have been offered, promised, paid or authorized by any WGI and WII entity or person, or any entity or person working directly or indirectly for WGI and WII, or that related false books and records have been maintained, the Monitor shall promptly report such conduct to WGI’s General

Counsel, to its Audit Committee, and to its outside counsel for further investigation, unless the Monitor believes, in the exercise of his or her discretion, that such disclosure should be made directly to the Department. If the Monitor refers the matter only to WGI’s General Counsel, its Audit Committee, and its outside counsel, WGI and WII shall promptly report the same to the Department and contemporaneously notify the Monitor that such report has been made. If WGI and WII fail to make disclosure to the Department within ten (10) calendar days of the Monitor’s report of such conduct to WGI and WII, the Monitor shall independently disclose his or her findings to the Department at the address listed in paragraph 7e(ii) above. Further, in the event that WGI and WII, or any entity or person working directly or indirectly for WGI and WII, refuse to provide information necessary for the performance of the Monitor’s responsibilities, the Monitor shall disclose that fact to the Department. WGI and WII shall not take any action to retaliate against the Monitor for any such disclosures or for any other reason. The Monitor may, at his or her discretion, report other criminal or regulatory violations discovered in the course of performing his or her duties, in the same manner as described above.